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                                                                    EXHIBIT 10.3


                              CONSULTING AGREEMENT

     1. This Consulting Agreement is entered into between Carter Godwin ("Consultant") and ROSS Technology, Inc. ("ROSS").

     2. Consultant agrees to provide consulting services to ROSS on an as needed, and, except as expressly provided in Section 3 below, non-exclusive and non-full-time basis by Consultant as an Independent Contractor for a term of twelve months (the "Term"), commencing January 1, 1999. Consultant shall perform any such consulting services in a diligent, competent and timely manner.

     3. From January 1, 1999 through April 22, 1999 (the "Initial Period"), Consultant shall devote such time during and outside normal business hours for the purpose of performing the tasks identified in general and within the time limits specified on Exhibit A (the "Required Activities"). Exhibit A also sets forth the approximate number of hours that ROSS and Consultant currently believe will be required for Consultant to satisfactorily complete the Required Activities. Following completion of the Required Activities to the reasonable satisfaction of ROSS, Consultant shall be reasonably available for consulting with ROSS at such times both during and outside of normal business hours as ROSS may reasonably require, subject, however, to Consultant's prior business and professional commitments, vacation plans and absences due to illness or injury. Such consulting services shall be provided in such manner and at such locations (including by telephone) as will least inconvenience Consultant. Consultant shall be responsible for determining the location at which and the manner in which the consulting services will be provided.

     4. For the consulting services to be performed by Consultant with respect to the Required Activities, or as otherwise reasonably requested during the Initial Period, ROSS shall pay Consultant a flat fee of $33,000, payable in four equal monthly installments of $8,250. ROSS shall make such payments on or

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before the 10th day of February through May, 1999. For any other consulting services performed by Consultant at ROSS's request after the latter of completion of the Required Activities or the Initial Period, ROSS shall pay Consultant an hourly rate equal to $100.00. Unless other arrangements are made with ROSS, Consultant shall invoice ROSS on a monthly basis for such other consulting services rendered to ROSS pursuant to this Agreement. ROSS shall reimburse Consultant for all reasonable and documented out-of-pocket expenses, including but not limited to expenses for travel, if any, incurred in connection with any consulting services rendered pursuant to this Agreement. Any expenses in excess of $1,000 must be approved in advance by ROSS's President, Chief Financial Officer or their respective designees.

     5. ROSS shall also pay Consultant a bonus equal to $27,000. Such bonus shall be paid in full on April 22, 1999, provided that the Required Activities have been completed to the reasonable satisfaction of ROSS's President or his designee.

     6. Consultant agrees that when this consultancy with ROSS ends or at any time upon ROSS's request, Consultant will immediately deliver to ROSS any documents or materials of whatever nature relating to ROSS which Consultant acquired during the period of the consultancy or are otherwise in Consultant's possession.

     7. Consultant agrees that during the period of this consultancy and thereafter, not to use or disclose confidential trade secret or confidential information of ROSS and not to disparage ROSS or any officer, director, shareholder, employee or affiliate of ROSS or otherwise make statements which could injure the personal or business reputation of any of them.

     8. This Agreement may be terminated by ROSS upon thirty days written notice to Consultant, although such termination shall not relieve ROSS of the obligation to make the bonus payment to Consultant provided for in paragraph 5.


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     9. This Agreement is in addition to any other agreements which may exist between Consultant and ROSS and shall not be deemed to supercede or replace any other written Agreement between the parties. This Agreement, however, does constitute the entire Agreement of the parties with respect to consulting obligations. There are no other agreements, written or oral, express or implied, between the parties, concerning consulting arrangements. This Agreement may be amended only by an agreement in writing.

     10. Consultant shall be liable for all federal, state or local income taxes with regard to any taxable benefit or payment conferred by this Agreement and shall indemnify the Company with regard to any such taxes. ROSS may, however, withhold taxes to the extent it determines that such withholding is required.

Executed as of the first day of January, 1999 in Austin, Texas.


                                      By: /s/ Carter L. Godwin
                                          --------------------------------------
                                      Carter Godwin



                                      ROSS Technology, Inc.


                                      By: /s/ Jack W. Simpson
                                          --------------------------------------

                                      Its: President and Chief Executive Officer


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